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                                                                     EXHIBIT 3.1
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               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                OF SERIES X JUNIOR PARTICIPATING PREFERRED STOCK

                                       of

                              SEMTECH CORPORATION

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


          We, John D. Poe, President and Chief Executive Officer, and David G. Franz, Jr., Secretary of SEMTECH CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with provisions of Section 103 thereof, DO HEREBY CERTIFY:

          That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors on June 11, 1998, adopted the following resolution creating a series of Two Million (2,000,000) shares of Preferred Stock designated as Series X Junior Participating Preferred Stock:

               RESOLVED, that a series of the Corporation's Preferred Stock consisting of Two Million (2,000,000) shares of Preferred Stock, be and hereby is, designated as "Series X Junior Participating Preferred Stock", par value $.01 per share (the "Series X Preferred"), and that the Series X Preferred shall have the designations, powers, preferences, rights and qualifications, limitations and restrictions set forth in the Certificate of Designation, Preferences and Rights of Series X Junior Participating Preferred Stock (the "Certificate") attached as Exhibit I.
                      ---------

          This Certificate states that the Board of Directors does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and qualifications, limitations and restrictions thereof as follows (all terms used herein which are defined in the Certificate of Incorporation shall be deemed to have the meanings provided therein).
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          Section 1.  Designation and Amount.  The shares of such series shall
                      ----------------------
be designated as "Series X Junior Participating Preferred Stock" (the "Series X Preferred Stock") and the number of shares constituting such series shall be Two Million (2,000,000). Such number of shares of Series X Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series X Preferred Stock to a number less than the number of shares of Series X Preferred Stock then outstanding plus the number of shares of Series X Preferred Stock reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible or exercisable into Series X Preferred Stock.

          Section 2.  Dividends and Distributions.
                      ---------------------------

          (A) Subject to the prior and superior rights of the holders of any shares of any series of preferred stock ranking prior and superior to the shares of Series X Preferred Stock with respect to dividends, the holders of shares of Series X Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable in cash in an amount per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 100 (the "Dividend Factor") times the aggregate per share amount of all cash dividends, and the Dividend Factor times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of the Common Stock, par value $.01 per share, of the Corporation (the "Common Stock") or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)), declared on the Common Stock since the first issuance of any share or fraction of a share of Series X Preferred Stock. In the event the Corporation shall at any time after July 31, 1998 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Dividend Factor in the immediately preceding sentence shall be adjusted by multiplying the Dividend Factor by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) The Corporation shall declare a dividend or distribution on the Series X Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

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          (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series X Preferred Stock from the date of declaration of dividends on the Common Stock (other than a dividend payable in shares of Common Stock).
Accrued but unpaid dividends shall not bear interest.   Dividends paid on the
shares of Series X Preferred Stock in an amount less than the total amount of such accrued dividends shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series X Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

          Section 3.  Voting Rights.  The holders of shares of Series X
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Preferred Stock shall have the following voting rights:

          (A) Subject to the provision for adjustment hereinafter set forth, each share of Series X Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date
(i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each case the number of votes per share to which holders of shares of Series X Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) Except as otherwise provided herein or by law, the holders of shares of Series X Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (C) Except as otherwise provided herein or provided by law, the holders of shares of Series X Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

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          Section 4.  Certain Restrictions.
                      --------------------

          (A) Whenever dividends or distributions payable on the Series X Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series X Preferred Stock outstanding shall have been paid in full, the Corporation shall not

               (i) declare or pay dividends on, make any other distribution on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series X Preferred Stock;

              (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series X Preferred Stock, except dividends paid or distributions made ratably on the Series X Preferred Stock and all such stock ranking on a parity with respect to the particular dividend or distribution in proportion to the total amounts to which the holders of all such shares are then entitled;

             (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series X Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series X Preferred Stock; or

              (iv) purchase or otherwise acquire for consideration any shares of Series X Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series X Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

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          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          Section 5.  Reacquired Shares.  Any shares of Series X Preferred Stock
                      -----------------
purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

          Section 6. Liquidation, Dissolution or Winding Up.
                     --------------------------------------

          (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series X Preferred Stock unless, prior thereto, the holders of shares of Series X Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series X Liquidation Preference"). Following the payment of the full amount of the Series X Liquidation Preference, no additional distributions shall be made to the holders of shares of Series X Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Stock Liquidation Amount") equal to the quotient obtained by dividing
(i) the Series X Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series X Liquidation Preference and the Common Stock Liquidation Amount in respect of all outstanding shares of Series X Preferred Stock and Common Stock, respectively, holders of Series X Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

          (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series X Liquidation Preference and the liquidation

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preferences of all other series of preferred stock, if any, which rank on a parity with the Series X Preferred Stock, then such remaining assets shall be distributed ratably to the holders of the Series X Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

          (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares, (iv) reclassify the Common Stock or (v) effect a recapitalization of the Common Stock, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 7.  Consolidation, Merger, etc.  In case the Corporation shall
                      --------------------------
enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series X Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date
(i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series X Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 8.  No Redemption.  The shares of Series X Preferred Stock
                      -------------
shall not be redeemable.

          Section 9.  Ranking.  The Series X Preferred Stock shall rank junior
                      -------
to all other series of the Corporation's preferred stock, if any, as to the payment of dividends

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and the distribution of assets, unless the terms of any such series shall provide otherwise. Nothing in this Certificate shall limit the power of the Board of Directors to create a new series of preferred stock ranking senior to the Series X Preferred Stock in any respect.

          Section 10.  Amendment.  The Certificate of Incorporation of the
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Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series X Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series X Preferred Stock, voting separately as a class.

          Section 11.  Fractional Shares.  Series X Preferred Stock may be
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issued in fractions of a share, which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series X Preferred Stock.

          IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 16th day of July, 1998.



                                     /s/ JOHN D. POE
                                     -----------------------------------
                                     John D. Poe, President and Chief
                                     Executive Officer

Attest:

/s/ DAVID G. FRANZ
--------------------------------
David G. Franz, Jr., Secretary

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